Exhibit 99.1
Vail Resorts Contacts:
Investor Relations: Bo Heitz, (303) 404-1800, InvestorRelations@vailresorts.com
Media: Sara Olson, (303) 404-6497, News@vailresorts.com
Vail Resorts Reports Fiscal 2022 Fourth Quarter and Full Year Results, Provides Fiscal 2023 Outlook and Announces 2023 Capital Plan
    BROOMFIELD, Colo. - September 28, 2022 - Vail Resorts, Inc. (NYSE: MTN) today reported results for the fourth quarter and fiscal year ended July 31, 2022, which was negatively impacted by COVID-19 and related limitations and restrictions, and reported results of season-to-date season pass sales. Vail Resorts also provided its outlook for the fiscal year ending July 31, 2023, announced its calendar year 2023 capital plan, and declared a dividend payable in October 2022.
Highlights
•Net income attributable to Vail Resorts, Inc. was $347.9 million for fiscal 2022 compared to net income attributable to Vail Resorts, Inc. of $127.9 million for fiscal 2021. The increase is primarily due to the greater impact of COVID-19 and related limitations and restrictions on results in the prior year.
•Resort Reported EBITDA was $836.9 million for fiscal 2022, compared to Resort Reported EBITDA of $544.7 million for fiscal 2021. The increase is primarily due to the greater impact of COVID-19 and related limitations and restrictions on results in the prior year.
•Pass product sales through September 23, 2022 for the upcoming 2022/2023 North American ski season increased approximately 6% in units and approximately 7% in sales dollars as compared to the period in the prior year through September 24, 2021. Pass product sales are adjusted to include pass sales for the recently acquired Seven Springs, Hidden Valley and Laurel Mountain resorts (together, the “Seven Springs Resorts”) in both periods and to eliminate the impact of changes in foreign currency exchange rates by applying current U.S. dollar exchange rates to both current period and prior period sales for Whistler Blackcomb.

•The Company provided its outlook for fiscal 2023 and expects Resort Reported EBITDA to be between $893 million and $947 million, including an estimated $4 million of acquisition and integration related expenses specific to the Seven Springs Resorts and Andermatt-Sedrun. Fiscal 2023 guidance, among other assumptions described below, assumes a continuation of the current economic environment, normal weather conditions, and no material impacts associated with COVID-19 for the 2022/2023 North American and European ski season or the 2023 Australian ski season.
•The Company declared a quarterly cash dividend of $1.91 per share of Vail Resorts’ common stock that will be payable on October 24, 2022 to shareholders of record as of October 5, 2022.
•The Company announced details on its calendar year 2023 capital plan, which is expected to total approximately $180 million to $185 million, excluding $1 million of one-time investments related to integration activities and $10 million of deferred capital associated with the delayed Keystone and Park City lift projects. Including these one-time investments, the Company’s total capital plan for calendar year 2023 is expected to be approximately $191 million to $196 million and is primarily focused on new and replacement lifts to further increase uphill capacity and elevate the guest experience.
•On August 3, 2022, the Company closed on its purchase of a majority stake in Andermatt-Sedrun, marking the Company’s first strategic investment in, and opportunity to operate, a ski resort in Europe.
Commenting on the Company’s fiscal 2022 results, Kirsten Lynch, Chief Executive Officer, said, “We are pleased with our overall results for the year which highlight the stability and strength of our business model. As expected, results for the year significantly outperformed results from the prior year primarily due to the greater impact of COVID-19 and related limitations and restrictions on results in the prior year.
“Despite the challenging early season conditions through the holiday period, staffing challenges, and impacts related to COVID-19, results exceeded our original expectations for the year driven by the stability from our advance commitment pass products with approximately 72% of skier visitation at our North American resorts coming from pass product holders, strong destination guest visitation including demand for lift tickets, and an improved guest experience from January through the remainder of the season, demonstrating strong underlying demand for the experience at our resorts. We had particularly strong destination visitation this year, and growth in visitation primarily occurred during off peak periods. Throughout the North American ski season, our ancillary businesses continued to be capacity constrained by staffing, and in the case of dining, by operational restrictions associated with COVID-19.”
Regarding the Company’s fiscal 2022 fourth quarter results, Lynch said, “Performance in the fourth quarter of fiscal year 2022 improved significantly from the prior year driven by strong demand and visitation at our Australian resorts and the continued recovery in our North American summer operations following the start of the COVID-19 pandemic. Our Australian resorts experienced record visitation, driven by strong demand following two years of COVID-19 related disruptions, continued momentum in advance commitment pass product sales following the addition of Hotham and Falls Creek in April 2019, and favorable early season conditions that continued throughout the quarter.”
Operating Results
    A more complete discussion of our operating results can be found within the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of the Company’s Form 10-K for the fiscal year ended July 31, 2022, which was filed today with the Securities and Exchange Commission. The discussion of operating results below compares the results for the fiscal year ended July 31, 2022 to the fiscal year ended July 31, 2021, unless otherwise noted. The following are segment highlights:
Mountain Segment
•Total lift revenue increased $233.6 million, or 21.7%, to $1,310.2 million primarily due to increased pass product sales for the 2021/2022 North American ski season, as well as an increase in non-pass lift ticket purchases.
•Ski school revenue increased $79.4 million, or 55.1%, dining revenue increased $71.5 million, or 77.6%, and retail/rental revenue increased $83.8 million, 36.7%, each primarily due to fewer COVID-19 related limitations and restrictions on our North American winter operations as compared to the prior year, as well as an increase in demand over the prior year.
•Operating expense increased $247.8 million, or 21.4%, which was primarily attributable to increased variable expenses associated with increases in revenue, and the impact of cost discipline efforts in the prior year associated with lower levels of operations, including limitations, restrictions and closures resulting from COVID-19.
•Mountain Reported EBITDA increased $258.4 million, or 46.8%, which includes $20.9 million of stock-based compensation for fiscal 2022 compared to $20.3 million in the prior year.
Lodging Segment
•Lodging segment net revenue (excluding payroll cost reimbursements) increased $101.8 million, or 51.2%, primarily as a result of fewer COVID-19 related limitations and restrictions as compared to the prior year, as well as an increase in demand and average daily rates compared to the prior year and incremental revenue from the Seven Springs Resorts of $18.7 million.
•Lodging Reported EBITDA increased $33.8 million, or 418.0%, which includes $3.7 million of stock-based compensation expense in fiscal 2022 compared to $3.8 million in the prior year.

Resort - Combination of Mountain and Lodging Segments
•Resort net revenue was $2,525.2 million for fiscal 2022, an increase of $617.3 million, or 32.4%, compared to resort net revenue of $1,907.9 million for fiscal 2021.
•Resort Reported EBITDA was $836.9 million for fiscal 2022, an increase of $292.3 million, or 53.7%, compared to fiscal 2021, and includes acquisition and integration related expenses, including expenses associated with the acquisition of Andermatt-Sedrun, of $7.7 million, which are recorded within Mountain other operating expense.
Total Performance
•Total net revenue increased $616.2 million, or 32.3%, to $2,525.9 million.
•Net income attributable to Vail Resorts, Inc. was $347.9 million, or $8.55 per diluted share, for fiscal 2022 compared to net income attributable to Vail Resorts, Inc. of $127.9 million, or $3.13 per diluted share, in fiscal 2021. Net income attributable to Vail Resorts, Inc. for fiscal 2022 and fiscal 2021 included tax benefits of approximately $16.4 million and $17.9 million, respectively, related to employee exercises of equity awards (primarily related to the former CEO’s exercise of SARs). Additionally, fiscal 2022 net income included the after-tax effect of acquisition and integration related expenses, as well as costs associated with the expected acquisition of Andermatt-Sedrun, which combined were approximately $5.8 million.

Capital Structure and Return of Capital
Commenting on capital allocation, Lynch said, “Our balance sheet and liquidity position remain strong. Our total cash and revolver availability as of July 31, 2022 was approximately $1.7 billion, with $1.1 billion of cash on hand, $417.4 million of U.S. revolver availability under the Vail Holdings Credit Agreement and $220.0 million of revolver availability under the Whistler Credit Agreement. As of July 31, 2022, our Net Debt was 2.0 times trailing twelve months Total Reported EBITDA. On August 31, 2022, the Company entered into an amendment of the Vail Holdings Credit Agreement, to extend the maturity date by two years to September 2026. The Company declared a quarterly cash dividend of $1.91 per share of Vail Resorts’ common stock that will be payable on October 24, 2022 to shareholders of record as of October 5, 2022. Including shares repurchased during the fourth quarter, for the year ended July 31, 2022, the Company repurchased 304,567 shares of common stock at an average price of $246.27 for a total of approximately $75.0 million. We intend to maintain an opportunistic approach to share repurchases. We will continue to be disciplined stewards of our capital and remain committed to continuous investment in our people, strategic, high-return capital projects, strategic acquisition opportunities such as the recent additions of Andermatt-Sedrun and the Seven Springs Resorts, and returning capital to our shareholders through our quarterly dividend and share repurchase program.”
Season Pass Sales
Commenting on the Company’s season pass sales for the upcoming 2022/2023 North American ski season, Lynch said, “Advance commitment continues to be the foundation of our strategy, shifting guests from short term refundable lift ticket purchases to nonrefundable pass commitment before the season starts, in exchange for value. We are very pleased with the results for our season pass sales to date, which demonstrate the strength of the guest experience, our network of mountains resorts, and commitment to continually investing in the guest experience. Through September 23, 2022, North American ski season pass sales increased approximately 6% in units and 7% in sales dollars as compared to the period in the prior year through September 24, 2021, including sales for the Seven Springs Resorts in both periods, and adjusted to eliminate the impact of foreign currency by applying an exchange rate of $0.76 between the Canadian dollar and U.S. dollar in both periods for Whistler Blackcomb pass sales. These results are particularly strong considering the Company achieved growth of approximately 42% in units and 17% in sales dollars last year through September 17, 2021 compared to the prior year through September 18, 2020, excluding sales for the Seven Springs Resorts in both periods.
“Our pass sales growth was driven by renewing pass holders, with particular strength in renewing pass product holders that were new to advance commitment products last year, and we saw strong growth particularly in destination markets. The strongest product growth was from Epic Day Pass products, attracting lower frequency guests into advance commitment products including the new tier of products launched in 2022/2023 with access to select regional and local resorts. Pass sales dollars continue to benefit from the 7.5% initial price increase and subsequent incremental price increases relative to the 2021/2022 season, largely offset by the mix impact of the growth of new pass holders into Epic Day Pass products, including our new lower priced Epic Day Pass offerings. Following the strong trade-up results last year, we are pleased that net migration among renewing pass product holders remains near neutral, with minimal degradation relative to our spring pass sales. As we enter the final period for season pass sales, we expect our December 2022 growth rates to be relatively consistent with our September 2022 growth rates.”
Lynch continued, “We continue to prioritize advance commitment as the best way for guests to access our resorts. Similar to last year, lift ticket sales will be limited during the 2022/2023 season in order to prioritize guests committing in advance and to preserve the guest experience at each resort. We expect these lift ticket limitations will further support our resorts and communities on peak days, and we do not anticipate that the limitations will have a significant impact on our financial results.”
Investments
Commenting on the Company’s investments for the 2022/2023 North American ski season, Lynch said, “The experience of our employees and guests is the core of our business model, and the Company is using its financial resources and the stability it has created through its advance commitment pass program to aggressively reinvest and deliver on our Company mission of providing an Experience of a Lifetime. As previously announced, the Company is making its largest ever investment in both its employees and its resorts. The Company is investing approximately $175 million in our employees, making our frontline talent a strategic advantage, including an industry-leading minimum wage plus career and leadership differentials across all 37 of our North American resorts, leadership development for frontline talent to build their careers at Vail Resorts, investments in affordable housing for our employees, and expanding our human resources department to better serve our employees. The Company achieved full staffing levels for summer in North America and across our three Australian resorts for winter. While is it very early in our hiring process for North America winter season staffing, our hiring is currently on track for full staffing levels.
“We remain dedicated to delivering an exceptional guest experience and will continue to prioritize reinvesting in the experience at our resorts. We are committed to consistently increasing capacity through lift, terrain and food and beverage expansion projects and are on track to complete 18 new or replacement lifts across 12 resorts in advance of the 2022/2023 North American ski season as part of our one-time incremental investment this year to accelerate that strategy, which will meaningfully increase lift capacity at those lift locations. At Vail Mountain, this includes the installation of a new four-person high speed lift in the Sun Down Bowl and the replacement of a four-person lift with a new six-person high speed lift in the

Game Creek Bowl. At Whistler Blackcomb, this includes the replacement of the four-person high speed Big Red Express lift with a new six-person high speed lift and the replacement of the six-person Creekside Gondola with a new 10-person high speed gondola. As discussed in prior announcements, we are also installing new or replacement lifts at Breckenridge, Northstar, Heavenly, Stowe, Mount Snow, Attitash, Jack Frost, Big Boulder, Boston Mills and Brandywine.
“While 18 lift projects are on track for the 2022/2023 season, three lift projects have been delayed and are expected to be completed in calendar year 2023, subject to approvals. In Park City, the Park City Planning Department approved a permit to upgrade the Eagle and Silverlode lifts at Park City Mountain in April 2022, and the Planning Commission subsequently revoked that permit in June 2022. While the Company is committed to resolving our permit to upgrade the Eagle and Silverlode lifts in Park City, the Company intends to install the two previously-purchased lifts at Whistler Blackcomb in calendar year 2023, replacing the four-person high speed Jersey Cream lift with a new six-person high speed lift and replacing the four-person high speed Fitzsimmons lift with a new eight-person high speed lift. The Whistler Blackcomb lift installations remain subject to approvals. The lift-served terrain expansion project in Bergman Bowl at Keystone is delayed due to a previously disclosed construction issue impacting an area where minimal construction was permitted. While Keystone’s Bergman Bowl is planned to be open to guests for the 2022/2023 ski season, the lift installation is delayed with the goal for completion in advance of the 2023/2024 ski season.
“Our capital plan for calendar year 2022 was previously expected to be approximately $327 million to $337 million. Due to the delays for the Park City and Keystone lift projects, we will be deferring approximately $10 million of capital from calendar year 2022 to calendar year 2023. We now expect our capital plan for calendar year 2022 to be approximately $323 million to $333 million, including one-time investments in real estate related projects, $4 million related to the addition of Andermatt-Sedrun, and integration activities associated with the Seven Springs Resorts. In addition to the $10 million of cost deferred from calendar year 2022, the Company expects to incur approximately $20 million in additional costs related to the Park City and Keystone lift projects, which is included in our calendar year 2023 capital plan.”
Regarding calendar year 2023 capital expenditures, Lynch said, “In addition to this year’s significant capacity-expanding investments, we are excited to announce details of our calendar year 2023 capital plan. We expect our capital plan for calendar year 2023 to be approximately $180 million to $185 million, including $2 million of maintenance capital for Andermatt-Sedrun and excluding $1 million of one-time investments related to integration activities and $10 million of deferred capital associated with the Keystone and Park City projects. Including these one-time investments, our total capital plan for calendar year 2023 is expected to be approximately $191 million to $196 million. This calendar year 2023 capital plan currently excludes growth capital investments at Andermatt-Sedrun, which we expect to announce along with further details on our calendar year 2023 capital plan in December 2022.

“At Breckenridge, we plan to upgrade the Peak 8 base area to enhance the beginner and children’s experience and increase uphill capacity from this popular base area. The investment plan includes a new four-person high speed 5-Chair to replace the existing two-person fixed-grip lift as well as significant improvements, including new teaching terrain and a transport carpet from the base, to make the beginner experience more accessible. At Stevens Pass, we are planning to replace the two-person fixed-grip Kehr’s Chair lift with a new four-person lift, which is designed to improve out-of-base capacity and guest experience. At Attitash, we plan to replace the three-person fixed-grip Summit Triple lift with a new four-person high speed lift to increase uphill capacity and reduce guests’ time on the longest lift at the resort. These lift projects are subject to regulatory approvals and are currently planned to be completed in time for the 2023/2024 North American winter season. Additionally, the Company plans to expand parking across 4 resorts by more than 500 spaces, to improve the guest experience.
“The Company is planning to introduce new technology for the 2023/2024 North American ski season that will allow guests to store their pass product or lift ticket directly on their phone, eliminating the need for carrying plastic cards, visiting the ticket window or waiting to receive a pass or lift ticket in the mail. Once loaded on their phones, guests can store their phone in their pocket, and get scanned, hands free, in the lift line using Bluetooth® Low Energy technology. In addition to the significant enhancement of the guest experience, this technology will also reduce waste of printing plastic cards for pass products and lift tickets, and RFID chips, as a part of the Company’s Commitment to Zero. Even after launch, the Company will continue to make plastic cards available to any guests who cannot or do not want to use their phone to store their pass product or lift ticket. The Company is also investing in network-wide scalable technology that will enhance our analytics, e-commerce and guest engagement tools to improve our ability to target our guest outreach, personalize messages and improve conversion.”
Andermatt-Sedrun
As previously announced, on August 3, 2022 the Company closed on its purchase of a majority stake in Andermatt-Sedrun, marking the Company’s first strategic investment in, and opportunity to operate, a ski resort in Europe. Andermatt-Sedrun is a renowned destination ski resort in Central Switzerland, located less than 90 minutes from three of Switzerland’s major metropolitan areas (Zurich, Lucerne and Lugano) and approximately two hours from Milan, Italy. The Company acquired a 55% ownership stake in Andermatt-Sedrun, which controls and operates all of the resort’s mountain and ski-related assets, including lifts, most of the restaurants and a ski school operation. Vail Resorts’ CHF 149 million investment is comprised of a CHF 110 million investment into Andermatt-Sedrun for use in capital investments to enhance the guest experience on the mountain and CHF 39 million paid to Andermatt Swiss Alps AG, which will be fully reinvested into the real estate developments in the base area. For the 2022/2023 season, Epic Pass holders will receive unlimited and unrestricted access to Andermatt-Sedrun (without Matterhorn Gotthard Bahn access). Epic Local Pass holders receive five days at the resort, and Epic Day Pass holders with All Resorts Access will be able to visit during any of their days.
Guidance
Commenting on guidance, Lynch said, “As we head into fiscal year 2023, we are encouraged by the strength in advance commitment product sales and our continued focus on enhancing the guest and employee experience while maintaining cost discipline. Our employee investment of approximately $175 million to return to full staffing levels and operational footprints, along with our expected capital investment of over $300 million in calendar year 2022, are expected to further elevate the guest experience this season and increase the capacity of our resorts.
“Despite facing broad cost inflation and after incorporating our industry-leading wage investment, we expect meaningful growth for fiscal 2023 relative to fiscal 2022 and strong Resort EBITDA margin. Our guidance for net income attributable to Vail Resorts, Inc. is estimated to be between $321 million and $396 million for fiscal 2023. We estimate Resort Reported EBITDA for fiscal 2023 will be between $893 million and $947 million. We expect the operations of the Seven Springs Resorts and Andermatt-Sedrun to contribute approximately $22 million of Resort Reported EBITDA in fiscal year 2023, which is an incremental $4 million of Resort Reported EBITDA compared to fiscal year 2022, excluding acquisition and integration related expenses. Acquisition and integration related expenses are expected to be an estimated $4 million in fiscal year 2023 associated with the resort acquisitions. We estimate Resort EBITDA Margin for fiscal 2023 to be approximately 31.0% using the midpoint of the guidance range.
The guidance assumes a continuation of the current economic environment, normal weather conditions, and no material impacts associated with COVID-19 for the 2022/2023 North American and European ski season or the 2022 and 2023 Australian ski seasons. The guidance also assumes a return to full staffing levels and operational footprints consistent with the expectations shared in the Company’s March 2022 Investor Conference Presentation. The guidance assumes an exchange rate of $0.77 between the Canadian Dollar and U.S. Dollar related to the operations of Whistler Blackcomb in Canada, an exchange rate of $0.70 between the Australian Dollar and U.S. Dollar related to the operations of Perisher, Falls Creek and Hotham in Australia, and an exchange rate of $1.02 between the Swiss Franc and U.S. Dollar related to the operations of Andermatt-Sedrun in Switzerland.”

The following table reflects the forecasted guidance range for the Company’s fiscal 2023 full year ending July 31, 2023 for Reported EBITDA (after stock-based compensation expense) and reconciles net income attributable to Vail Resorts, Inc. guidance to such Reported EBITDA guidance.

	Fiscal 2023 Guidance
	(In thousands)
	For the Year Ending
	July 31, 2023 (6)
	Low End	High End
	Range	Range
Net income attributable to Vail Resorts, Inc.	$321,000	$396,000
Net income attributable to noncontrolling interests	21,000	15,000
Net income	342,000	411,000
Provision for income taxes (1)	120,000	145,000
Income before income taxes	462,000	556,000
Depreciation and amortization	282,000	266,000
Interest expense, net	142,000	134,000
Other (2)	4,000	(6,000)
Total Reported EBITDA	$890,000	$950,000

Mountain Reported EBITDA (3)	$872,000	$924,000
Lodging Reported EBITDA (4)	18,000	26,000
Resort Reported EBITDA (5)	893,000	947,000
Real Estate Reported EBITDA	(3,000)	3,000
Total Reported EBITDA	$890,000	$950,000

(1) The provision for income taxes may be impacted by excess tax benefits primarily resulting from vesting and exercises of equity awards. Our estimated provision for income taxes does not include the impact, if any, of unknown future exercises of employee equity awards, which could have a material impact given that a significant portion of our awards are in-the-money.

(2) Our guidance includes certain known changes in the fair value of the contingent consideration based solely on the passage of time and resulting impact on present value. Guidance excludes any change based upon, among other things, financial projections including long-term growth rates for Park City, which such change may be material. Separately, the intercompany loan associated with the Whistler Blackcomb transaction requires foreign currency remeasurement to Canadian dollars, the functional currency of Whistler Blackcomb. Our guidance excludes any forward looking change related to foreign currency gains or losses on the intercompany loans, which such change may be material.

(3) Mountain Reported EBITDA also includes approximately $21 million of stock-based compensation.
(4) Lodging Reported EBITDA also includes approximately $4 million of stock-based compensation.
(5) The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined. The low and high of the expected ranges provided for the Mountain and Lodging segments, while possible, do not sum to the high or low end of the Resort Reported EBITDA range provided because we do not expect or assume that we will hit the low or high end of both ranges.

(6) Guidance estimates are predicated on an exchange rate of $0.77 between the Canadian Dollar and U.S. Dollar, related to the operations of Whistler Blackcomb in Canada; an exchange rate of $0.70 between the Australian Dollar and U.S. Dollar, related to the operations of our Australian ski areas; and an exchange rate of $1.02 between the Swiss Franc and U.S. Dollar, related to the operations of Andermatt-Sedrun in Switzerland.

Earnings Conference Call
    The Company will conduct a conference call today at 5:00 p.m. eastern time to discuss the financial results. The call will be webcast and can be accessed at www.vailresorts.com in the Investor Relations section, or dial (800) 289-0720 (U.S. and Canada) or (323) 701-0160 (international). A replay of the conference call will be available two hours following the conclusion of the conference call through October 12, 2022, at 8:00 p.m. eastern time. To access the replay, dial (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international), pass code 6897712. The conference call will also be archived at www.vailresorts.com.
About Vail Resorts, Inc. (NYSE: MTN)
    Vail Resorts is a network of the best destination and close-to-home ski resorts in the world including Vail Mountain, Breckenridge, Park City Mountain, Whistler Blackcomb, Stowe, and 32 additional resorts across North America; Andermatt-Sedrun in Switzerland; and Perisher, Hotham, and Falls Creek in Australia. We are passionate about providing an Experience of a Lifetime to our team members and guests, and our EpicPromise is to reach a zero net operating footprint by 2030, support our employees and communities, and broaden engagement in our sport. Our company owns and/or manages a collection of elegant hotels under the RockResorts brand, a portfolio of vacation rentals, condominiums and branded hotels located in close proximity to our mountain destinations, as well as the Grand Teton Lodge Company in Jackson Hole, Wyo. Vail Resorts Retail operates more than 250 retail and rental locations across North America. Learn more about our company at www.VailResorts.com, or discover our resorts and pass options at www.EpicPass.com.
Forward-Looking Statements
Certain statements discussed in this press release and on the conference call, other than statements of historical information, are forward-looking statements within the meaning of the federal securities laws, including the statements regarding fiscal 2023 performance (including the assumptions related thereto), including our expected net income and Resort Reported EBITDA; our expectations regarding our liquidity; expectations related to our season pass products; our expectations regarding our ancillary lines of business; the payment of dividends; the effects of the COVID-19 pandemic on, among other things, our operations; and our calendar year 2022 and calendar year 2023 capital plan and expectations related thereto. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to the ultimate duration of COVID-19 and its short-term and long-term impacts on consumer behaviors, the economy generally and our business and results of operations, including the ultimate amount of refunds that we would be required to refund to our pass product holders for qualifying circumstances under our Epic Coverage program; prolonged weakness in general economic conditions, including adverse effects on the overall travel and leisure related industries; willingness or ability of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases (such as the ongoing COVID-19 pandemic), and the cost and availability of travel options and changing consumer preferences; unfavorable weather conditions or the impact of natural disasters; risks related to interruptions or disruptions of our information technology systems, data security or cyberattacks; risks related to our reliance on information technology, including our failure to maintain the integrity of our customer or employee data and our ability to adapt to technological developments or industry trends; the seasonality of our business combined with adverse events that occur during our peak operating periods; competition in our mountain and lodging businesses or with other recreational and leisure activities; high fixed cost structure of our business; our ability to fund resort capital expenditures; risks related to a disruption in our water supply that would impact our snowmaking capabilities and operations; our reliance on government permits or approvals for our use of public land or to make operational and capital improvements; risks associated with obtaining governmental or third party approvals; risks related to federal, state, local and foreign government laws, rules and regulations; risks related to changes in security and privacy laws and regulations which could increase our operating costs and adversely affect our ability to market our products and services effectively; risks related to our workforce, including increased labor costs; loss of key personnel and our ability to hire and retain a sufficient seasonal workforce; a deterioration in the quality or reputation of our brands, including our ability to protect our intellectual property and the risk of accidents at our mountain resorts; our ability to successfully integrate acquired businesses, or that acquired businesses may fail to perform in accordance with expectations; risks associated with international operations; fluctuations in foreign currency exchange rates where the Company has foreign currency exposure, primarily the Canadian and Australian dollars; changes in tax laws, regulations, interpretations, or adverse determinations by taxing authorities; risks related to our indebtedness and our ability to satisfy our debt service requirements under our outstanding debt including our unsecured senior notes, which could reduce our ability to use our cash flow to fund our operations, capital expenditures, future business opportunities and other purposes; a materially adverse change in our financial condition; adverse consequences of current or future legal claims; changes in accounting judgments and estimates, accounting principles, policies or guidelines; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2022, which was filed on September 28, 2022.
All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.

Statement Concerning Non-GAAP Financial Measures
When reporting financial results, we use the terms Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow, which are not financial measures under accounting principles generally accepted in the United States of America (“GAAP”). Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP. In addition, we report segment Reported EBITDA (i.e. Mountain, Lodging and Real Estate), the measure of segment profit or loss required to be disclosed in accordance with GAAP. Accordingly, these measures may not be comparable to similarly-titled measures of other companies. Additionally, with respect to discussion of impacts from currency, the Company calculates the impact by applying current period foreign exchange rates to the prior period results, as the Company believes that comparing financial information using comparable foreign exchange rates is a more objective and useful measure of changes in operating performance.
Reported EBITDA (and its counterpart for each of our segments) has been presented herein as a measure of the Company’s performance. The Company believes that Reported EBITDA is an indicative measurement of the Company’s operating performance, and is similar to performance metrics generally used by investors to evaluate other companies in the resort and lodging industries. The Company defines Resort EBITDA Margin as Resort Reported EBITDA divided by Resort net revenue. The Company believes Resort EBITDA Margin is an important measurement of operating performance. The Company believes that Net Debt is an important measurement of liquidity as it is an indicator of the Company’s ability to obtain additional capital resources for its future cash needs. Additionally, the Company believes Net Real Estate Cash Flow is important as a cash flow indicator for its Real Estate segment. See the tables provided in this release for reconciliations of our measures of segment profitability and non-GAAP financial measures to the most directly comparable GAAP financial measures.

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended July 31,		Twelve Months Ended July 31,
	2022	2021	2022	2021
Net revenue:
Mountain and Lodging services and other	$203,843	$154,278	$2,116,547	$1,650,055
Mountain and Lodging retail and dining	63,209	49,523	408,657	257,885
Resort net revenue	267,052	203,801	2,525,204	1,907,940
Real Estate	84	401	708	1,770
Total net revenue	267,136	204,202	2,525,912	1,909,710
Segment operating expense:
Mountain and Lodging operating expense	215,480	194,509	1,180,963	960,453
Mountain and Lodging retail and dining cost of products sold	27,296	22,101	162,414	112,536
General and administrative	87,234	86,549	347,493	296,993
Resort operating expense	330,010	303,159	1,690,870	1,369,982
Real Estate operating expense	1,321	1,588	5,911	6,676
Total segment operating expense	331,331	304,747	1,696,781	1,376,658
Other operating (expense) income:
Depreciation and amortization	(63,177)	(63,223)	(252,391)	(252,585)
Gain on sale of real property	125	135	1,276	324
Change in fair value of contingent consideration	1,300	(2,200)	(20,280)	(14,402)
Gain (loss) on disposal of fixed assets and other, net	27,829	(4,611)	43,992	(5,373)
(Loss) income from operations	(98,118)	(170,444)	601,728	261,016
Mountain equity investment (loss) income, net	(115)	521	(148,183)	6,698
Investment income (expense) and other, net	2,738	(271)	2,580	586
Foreign currency gain (loss) on intercompany loans	397	(1,550)	3,718	8,282
Interest expense, net	(36,140)	(39,112)	(2,682)	(151,399)
(Loss) income before benefit from (provision for) income taxes	(131,238)	(210,856)	457,161	125,183
Benefit from (provision for) income taxes	21,583	65,914	(88,824)	(726)
Net (loss) income	(109,655)	(144,942)	368,337	124,457
Net loss (income) attributable to noncontrolling interests	969	4,131	(20,414)	3,393
Net (loss) income attributable to Vail Resorts, Inc.	$(108,686)	$(140,811)	$347,923	$127,850
Per share amounts:
Basic net (loss) income per share attributable to Vail Resorts, Inc.	$(2.70)	$(3.49)	$8.60	$3.17
Diluted net (loss) income per share attributable to Vail Resorts, Inc.	$(2.70)	$(3.49)	$8.55	$3.13
Cash dividends declared per share	$1.91	$—	$5.58	$—
Weighted average shares outstanding:
Basic	40,305	40,372	40,465	40,301
Diluted	40,305	40,372	40,687	40,828

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations - Other Data
(In thousands)
(Unaudited)

	Three Months Ended July 31,		Twelve Months Ended July 31,
	2022	2021 (1)	2022	2021 (1)
Other Data:
Mountain Reported EBITDA	$(62,362)	$(101,514)	$811,167	$552,753
Lodging Reported EBITDA	(711)	2,677	25,747	(8,097)
Resort Reported EBITDA	(63,073)	(98,837)	836,914	544,656
Real Estate Reported EBITDA	(1,112)	(1,052)	(3,927)	(4,582)
Total Reported EBITDA	$(64,185)	$(99,889)	$832,987	$540,074
Mountain stock-based compensation	$5,025	$4,908	$20,892	$20,311
Lodging stock-based compensation	881	889	3,737	3,783
Resort stock-based compensation	5,906	5,797	24,629	24,094
Real Estate stock-based compensation	46	81	256	301
Total stock-based compensation	$5,952	$5,878	$24,885	$24,395

(1) On August 1, 2021, the Company revised its segment reporting to move certain dining and golf operations from the Lodging segment to the Mountain segment. Segment results for the three and twelve months ended July 31, 2021 have been retrospectively adjusted to reflect current period presentation.

Vail Resorts, Inc.
Mountain Segment Operating Results
(In thousands, except Effective Ticket Price (“ETP”))
(Unaudited)

	Three Months Ended July 31,		Percentage Increase	Twelve Months Ended July 31,		Percentage Increase
	2022	2021 (1)	(Decrease)	2022	2021 (1)	(Decrease)
Net Mountain revenue:
Lift	$59,594	$35,032	70.1%	$1,310,213	$1,076,578	21.7%
Ski school	9,203	5,403	70.3%	223,645	144,227	55.1%
Dining	17,310	10,910	58.7%	163,705	92,186	77.6%
Retail/rental	30,064	24,275	23.8%	311,768	227,993	36.7%
Other	68,633	55,809	23.0%	203,783	161,814	25.9%
Total Mountain net revenue	184,804	131,429	40.6%	2,213,114	1,702,798	30.0%
Mountain operating expense:
Labor and labor-related benefits	92,418	83,473	10.7%	561,266	458,029	22.5%
Retail cost of sales	13,173	10,866	21.2%	99,024	77,217	28.2%
Resort related fees	3,758	2,830	32.8%	93,177	69,983	33.1%
General and administrative	73,150	75,642	(3.3)%	292,412	253,279	15.5%
Other	64,552	60,653	6.4%	358,648	298,235	20.3%
Total Mountain operating expense	247,051	233,464	5.8%	1,404,527	1,156,743	21.4%
Mountain equity investment (loss) income, net	(115)	521	(122.1)%	2,580	6,698	(61.5)%
Mountain Reported EBITDA	$(62,362)	$(101,514)	38.6%	$811,167	$552,753	46.8%

Total skier visits	1,019	661	54.2%	17,298	14,852	16.5%
ETP	$58.48	$53.00	10.3%	$75.74	$72.49	4.5%

(1) On August 1, 2021, the Company revised its segment reporting to move certain dining and golf operations from the Lodging segment to the Mountain segment. Segment results for the three and twelve months ended July 31, 2021 have been retrospectively adjusted to reflect current period presentation.

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except Average Daily Rate (“ADR”) and Revenue per Available Room (“RevPAR”))
(Unaudited)

	Three Months Ended July 31,		Percentage Increase	Twelve Months Ended July 31,		Percentage Increase
	2022	2021 (1)	(Decrease)	2022	2021 (1)	(Decrease)
Lodging net revenue:
Owned hotel rooms	$27,217	$23,184	17.4%	$80,579	$47,509	69.6%
Managed condominium rooms	14,001	13,826	1.3%	97,704	72,217	35.3%
Dining	15,273	9,508	60.6%	48,569	17,211	182.2%
Transportation	1,600	1,661	(3.7)%	16,021	9,271	72.8%
Golf	5,837	5,640	3.5%	10,975	9,373	17.1%
Other	14,859	17,174	(13.5)%	46,500	43,008	8.1%
	78,787	70,993	11.0%	300,348	198,589	51.2%
Payroll cost reimbursements	3,461	1,379	151.0%	11,742	6,553	79.2%
Total Lodging net revenue	82,248	72,372	13.6%	312,090	205,142	52.1%
Lodging operating expense:
Labor and labor-related benefits	35,959	29,132	23.4%	128,884	95,899	34.4%
General and administrative	14,084	10,907	29.1%	55,081	43,714	26.0%
Other	29,455	28,277	4.2%	90,636	67,073	35.1%
	79,498	68,316	16.4%	274,601	206,686	32.9%
Reimbursed payroll costs	3,461	1,379	151.0%	11,742	6,553	79.2%
Total Lodging operating expense	82,959	69,695	19.0%	286,343	213,239	34.3%
Lodging Reported EBITDA	$(711)	$2,677	(126.6)%	$25,747	$(8,097)	418.0%

Owned hotel statistics:
ADR	$314.22	$276.28	13.7%	$309.78	$264.83	17.0%
RevPAR	$177.66	$171.51	3.6%	$170.84	$122.45	39.5%
Managed condominium statistics:
ADR	$266.54	$267.50	(0.4)%	$410.13	$349.08	17.5%
RevPAR	$59.99	$57.25	4.8%	$122.15	$77.74	57.1%
Owned hotel and managed condominium statistics (combined):
ADR	$289.60	$271.64	6.6%	$373.89	$322.15	16.1%
RevPAR	$91.94	$84.18	9.2%	$133.53	$85.99	55.3%

(1) On August 1, 2021, the Company revised its segment reporting to move certain dining and golf operations from the Lodging segment to the Mountain segment. Segment results for the three and twelve months ended July 31, 2021 have been retrospectively adjusted to reflect current period presentation.

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of July 31,
	2022	2021
Real estate held for sale and investment	$95,983	$95,615
Total Vail Resorts, Inc. stockholders’ equity	$1,612,439	$1,594,599
Long-term debt, net	$2,670,300	$2,736,175
Long-term debt due within one year	63,749	114,117
Total debt	2,734,049	2,850,292
Less: cash and cash equivalents	1,107,427	1,243,962
Net debt	$1,626,622	$1,606,330

Reconciliation of Measures of Segment Profitability and Non-GAAP Financial Measures

Presented below is a reconciliation of net (loss) income attributable to Vail Resorts, Inc. to Total Reported EBITDA for the three and twelve months ended July 31, 2022 and 2021.

	(In thousands) (Unaudited)		(In thousands) (Unaudited)
	Three Months Ended July 31,		Twelve Months Ended July 31,
	2022	2021 (2)	2022	2021 (2)
Net (loss) income attributable to Vail Resorts, Inc.	$(108,686)	$(140,811)	$347,923	$127,850
Net (loss) income attributable to noncontrolling interests	(969)	(4,131)	20,414	(3,393)
Net (loss) income	(109,655)	(144,942)	368,337	124,457
(Benefit from) provision for income taxes	(21,583)	(65,914)	88,824	726
(Loss) income before (benefit from) provision for income taxes	(131,238)	(210,856)	457,161	125,183
Depreciation and amortization	63,177	63,223	252,391	252,585
(Gain) loss on disposal of fixed assets and other, net	(27,829)	4,611	(43,992)	5,373
Change in fair value of contingent consideration	(1,300)	2,200	20,280	14,402
Investment (income) expense and other, net	(2,738)	271	(3,718)	(586)
Foreign currency (gain) loss on intercompany loans	(397)	1,550	2,682	(8,282)
Interest expense, net	36,140	39,112	148,183	151,399
Total Reported EBITDA	$(64,185)	$(99,889)	$832,987	$540,074

Mountain Reported EBITDA	$(62,362)	$(101,514)	$811,167	$552,753
Lodging Reported EBITDA	(711)	2,677	25,747	(8,097)
Resort Reported EBITDA (1)	(63,073)	(98,837)	$836,914	$544,656
Real Estate Reported EBITDA	(1,112)	(1,052)	(3,927)	(4,582)
Total Reported EBITDA	$(64,185)	$(99,889)	$832,987	$540,074

(1) Resort represents the sum of Mountain and Lodging
(2) On August 1, 2021, the Company revised its segment reporting to move certain dining and golf operations from the Lodging segment to the Mountain segment. Segment results for the three and twelve months ended July 31, 2021 have been retrospectively adjusted to reflect current period presentation.

The following table reconciles long-term debt, net to Net Debt and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended July 31, 2022.

(In thousands) (Unaudited) (As of July 31, 2022)
Long-term debt, net	$2,670,300
Long-term debt due within one year	63,749
Total debt	2,734,049
Less: cash and cash equivalents	1,107,427
Net debt	$1,626,622
Net debt to Total Reported EBITDA	2.0 x
The following table reconciles Real Estate Reported EBITDA to Net Real Estate Cash Flow for the three and twelve months ended July 31, 2022 and 2021.

	(In thousands) (Unaudited) Three Months Ended July 31,		(In thousands) (Unaudited) Twelve Months Ended July 31,
	2022	2021	2022	2021
Real Estate Reported EBITDA	$(1,112)	$(1,052)	$(3,927)	$(4.582)
Non-cash Real Estate cost of sales	—	309	227	1,201
Non-cash Real Estate stock-based compensation	46	81	256	301
Proceeds received from Real Estate sales	6,125	317	8,091	967
Change in real estate deposits and recovery of previously incurred project costs/land basis less investments in real estate	142	364	(1,132)	149
Net Real Estate Cash Flow	$5,201	$19	$3,515	$(1,964)

The following table reconciles Resort net revenue to Resort EBITDA Margin for the year ended July 31, 2022 and fiscal 2023 guidance.

	(In thousands) (Unaudited)	(In thousands) (Unaudited)
	Twelve Months Ended July 31, 2022	Fiscal 2023 Guidance (2)
Resort net revenue (1)	$2,525,204	$2,970,000
Resort Reported EBITDA (1)	$836,914	$920,000
Resort EBITDA margin (1)	33.1%	31.0%

(1) Resort represents the sum of Mountain and Lodging
(2) Represents the mid-point of Guidance